Carne Capital, LLC

CODE OF ETHICS
I. INTRODUCTION

The Firm has adopted this code of ethics (the "Code of Ethics") in compliance with Rule 204A-1 under the Advisers Act in order to specify the standard of conduct expected of its Supervised Persons. The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.

All Supervised Persons of the Firm must comply with Applicable Laws and Rules. In particular, it is unlawful for the Firm and any Supervised Person, by use of the mails or any means or instrumentality of interstate commerce, directly or indirectly:

•To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

•To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm; or

•To engage in any fraudulent, deceptive, or manipulative practice.

In adopting this Code of Ethics, the Firm recognizes that it, and its affiliated persons owe a fiduciary duty to the Firm's client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code of Ethics and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Supervised Persons should not take inappropriate advantage of their positions. In addition, the Firm and its Supervised Persons must comply with all applicable federal securities laws, which shall generally be explained in the Firm's Compliance Manual. Supervised Persons must report any violations of the Code of Ethics to the Firm's Chief Compliance Officer.

II. DEFINITIONS

"Access Person" means any Supervised Person of the Firm:

(i)Who has access to nonpublic information regarding any clients' purchase or sale of securities;

(ii)Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

(iii)Because the Firm's primary business is providing investment advice, all of the Firm's directors, officers and partners are presumed to be access persons; or

(iv)Such other persons as the Chief Compliance Officer shall designate.

"Acquisition" or "Acquire" includes any purchase and the receipt of any gift or bequest of any Reportable Security.

"Affiliate Account" means, as to any Access Person, an Account:

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(i)Of any Family Member of the Access Person;

(ii)For which the Access Person acts as a custodian, trustee or other fiduciary;

(iii)Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the 1934 Act nor registered under the Investment Company Act of 1940 (the "Company Act") and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

(iv)Of any Access Person of the Firm.

"Supervised Person" of the Firm means any officers, partners, directors (or other persons occupying a similar status or performing similar functions), or employees, or any other person who provides investment advice on your behalf and is subject to your supervision or control.

"Automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

"Beneficial Ownership" means a direct or indirect "pecuniary interest" (as defined in Rule 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security. This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security. An Access Person is presumed to have Beneficial Ownership of any Family Member's account.

"Client Account" means any account for which the Firm provides services, including investment advice and investment decisions.

"Control" has the same meaning as in section 2(a)(9) of the Company Act. Section 2(a)(9) defines "Control" as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

"Disposition" or "Dispose" includes any sale and the making of any personal or charitable gift of Reportable Securities.

"Family Member" of an Access Person means:

(i)That person's spouse or minor child who resides in the same household;

(ii)Any adult related by blood, marriage or adoption to the Access Person (a "relative") who shares the Access Person's household;

(iii)Any relative dependent on the Access Person for financial support; and

(iv)Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

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"Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 (the "1933 Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

"Limited Offering" means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

"Material NonPublic Information"

(i)Information is generally deemed "material" if a reasonable investor would consider it important in deciding whether to purchase or sell a company's securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company's business.

(ii)Information is considered "nonpublic" when it has not been effectively disseminated to the marketplace. Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

"Purchase or sale of a Security" includes, among other things, transactions in options to purchase or sell a Security.

"Reportable Security" means a Security as defined in the Code of Ethics, but does not include:

(i)Direct obligations of the Government of the United States;

(ii)Money market instruments, bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;

(iii)Shares issued by money market funds;

(iv)Shares issued by other mutual funds; and

(v)Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

"Security" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

"Watch List" means the list of securities that are ineligible for any Access Persons transactions. Securities may be placed on this list by the Chief Investment Officer or Chief Compliance

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Officer for any reason, including but not limited to instances where there is a potential for knowledge of material non public information regarding the issuer.

III. PROHIBITED PURCHASES, SALES AND PRACTICES
Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

If the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security within one (1) calendar day prior to or after the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

No Access Person may purchase or sell, directly or indirectly, any Security listed on the attached Watch List, Exhibit C.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account. Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Supervised Person:

•while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

•shall disclose material nonpublic information about a company to any person except for lawful purposes;

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

IV. Reporting

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

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Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report as set forth on Exhibit D with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person's direct or indirect Beneficial Ownership; and

•The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, a Transactions Report as set forth on Exhibit E for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security or new accounts established in which the Access Person had any direct or indirect Beneficial Ownership including:

•The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security or that a new account was established;

•The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

•The price of the Reportable Security at which the transaction was effected;

•The name of the broker, dealer or bank with or through which the transaction was effected or the new account was established; and

•The date the report is being submitted by the Access Person.

Annual Holdings Reports

At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report as set forth on Exhibit D with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

•The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person's direct or indirect Beneficial Ownership; and

•The date the report is being submitted by the Access Person.

Carne Capital, LLC

Exceptions From Reporting Requirements

An Access Person need not submit:

•Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control (e.g. managed accounts where the Access Person has delegated all investment discretion to a third party);

•A transaction report with respect to transactions effected pursuant to an automatic investment plan;

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates. The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

Annual Certification of Compliance

Each Access Person must submit annually, a Certification and Holdings Report as set forth on Exhibit D by a date specified by the Chief Compliance Officer, that the Access Person:

•Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code of Ethics;

•Has complied with all the requirements of this Code of Ethics; and

•Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

V. Confidentiality
Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account. In addition, no Supervised Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer. These provisions shall continue in full force and effect after termination of the Supervised Person's relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons' Reports

All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm. However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm. Furthermore, in the event of violations or apparent violations of the Code of Ethics,

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information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

VI. SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm's Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person's position or relationship with the Firm or referral to civil or criminal authorities.

VII DUTIES OF THE CHIEF COMPLIANCE OFFICER
Identifying and Notifying Access Persons

The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

Providing Information to Access Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel, about the interpretation of this Code of Ethics.

Revising the Watch List

The Chief Compliance Officer shall ensure that the Watch List is updated as necessary.

Reviewing Reports

The Chief Compliance Officer will review the reports submitted by each Access Person to determine whether there may have been any transactions prohibited by this Code of Ethics.

Maintaining Records

In its books and records, the Firm shall maintain all documents related to the Code of Ethics including:

•A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

•A record of any violation of the Code of Ethics, and of any action taken as a result of the violation for at least five years after the end of the fiscal year in which the violation occurs;

•A record of all written acknowledgments for each person who is currently, or within the past five years was, a Supervised Person of the Firm;

•A record of each Access Person report described in the Code of Ethics for at least five years after the end of the fiscal year in which the report is made;

•A record of the names of persons who are currently, or within the past five years were, Access Persons; and

Carne Capital, LLC

•A record of any decision and the reasons supporting the decision, to approve the acquisition of beneficial ownership in any security in an initial public offering or limited offering, for at least five years after the end of the fiscal year in which the approval was granted.

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports. The Chief Operations Officer or his or her designee shall be responsible for all of the duties otherwise performed by the Chief Compliance Officer with regard to ensuring the compliance of the Chief Compliance Officer.

Political Contributions / Pay-to-Play

The Firm recognizes individual's right to participate in the political process as a fundamental American right. The Firm also recognizes that cronyism and Pay to Play are forms of deception intended to corrupt the free enterprise system. The Firm competes for business on the merits of its services, people, products and ideas. Any form of this depiction is not only unlawful but it also violates the Free Enterprise principals to which this Firm adheres. In order to balance the principals of the Firm, the rights of Firm's individuals and the laws and regulations of the industry the Firm has adopted the following policy;

•"Pay-to-play" refers to the practice whereby an adviser or its Supervised Persons make political contributions or gifts for the purpose of obtaining or retaining advisory contracts with government entities. General fiduciary principles under the Advisers Act require an adviser to take reasonable steps to ensure that any political contributions made by it or its Supervised Persons are not intended to obtain or retain advisory business. In addition, in 2010, the SEC adopted a rule that substantially restricts contribution and solicitation practices of investment advisers and certain of their related persons. The new rule has three key elements:

○It prohibits an investment adviser from providing advisory services for compensation - either directly or through a pooled investment vehicle - for two years, if the adviser or certain of its executives or Supervised Persons make a political contribution to an elected official who is in a position to influence the selection of the adviser.

○It prohibits an advisory firm and certain executives and Supervised Persons from soliciting or coordinating campaign contributions from others - a practice referred to as "bundling" - for an elected official who is in a position to influence the selection of the adviser. It also prohibits solicitation and coordination of payments to political parties in the state or locality where the adviser is seeking business.

○It prohibits an adviser from paying a third party, such as a solicitor or placement agent, to solicit a government client on behalf of the investment adviser, unless that third party is an SEC-registered investment adviser or broker-dealer subject to similar pay to play restrictions.

SEC Press Release 2010-116; http://www.sec.gov/news/press/2010/2010-116.htm

Carne Capital, LLC

The rule includes a de minimis provision that permits contributions of up to $350 for candidates for whom the contributor is entitled to vote, and $150 for candidates for whom the contributor is not entitled to vote.

Pre-Approval of Contributions in Excess of $150.00 - When making contributions, Supervised Persons must be sensitive when considering a contribution to a political party, PAC or person who is, or may in the future be, in a position to affect the award of business to the Firm. Therefore, prior to making any political contribution or gift (including subscriptions, loans or deposit of money or anything of value given) or to any state or local official or Political Action Committees ("PAC") controlled by Firm Supervised Persons, as defined by this policy, in excess of $150 (whether in a lump sum or series of contributions in any calendar year), the Supervised Person should seek approval from the Chief Compliance Officer or their designee.

Quarterly Reporting - All Supervised Persons will be requested to include on their Quarterly Transaction Report their political contributions during the quarter (including those under the $150 preclearance level).

State or local officials are defined in this policy is any person, who was, at the time of the political contribution or gift, a candidate for governor, treasurer or a legislative seat. A PAC is defined as a private group organized to elect or defeat government officials in order to promote legislation that is often favorable to that group's purpose or mission. The quarterly report will ask the Supervised Person to disclose the name of recipient, amount of the contribution or gift value, office and state of the campaign and the date of the contribution. Additionally, each Supervised Person will indicate whether they are entitled to vote for the recipient of their political contribution.